Exhibit 23.2


               Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 33-31977; 33-31979; 33-51951; 33-51953; 333-37054, 333-60954 and
33-67800) of our report dated January 31, 2003 with respect to the balance sheet of Parras Cone de Mexico, S.A. de C.V. as of December 31, 2002, and the related statements of income, stockholders' equity and cash flow for the year then ended, which report appears in the December 31, 2002, annual report on Form 10-K/A of Cone Mills Corporation.


KPMG Cardenas Dosal, S.C.



/s/ Jose Luis Hernandez Garcia
C.P. Jose Luis Hernandez Garcia



Monterrey, Nuevo Leon, Mexico
January 31, 2003